Exhibit 99.01
Diamond Foods reports record earnings during the
third quarter of Fiscal 2009
•	EPS grew 129% to $0.16 compared to $0.07 during the prior year’s quarter;

•	Net sales increased 11%, led by 37% growth in retail sales;
•	Snack sales were up 108% with Emerald achieving new market share records in the quarter;
•	Raising full-year non-GAAP EPS guidance to $1.31 to $1.36, a 44-49% increase over the prior year.
SAN FRANCISCO, CA., May 27, 2009 — Diamond Foods, Inc. (NASDAQ: DMND) today reported financial results for its third quarter of fiscal 2009.
Diluted earnings per share (EPS) for the three months ended April 30, 2009 grew 129 percent to $0.16 compared to $0.07 during the prior year’s comparable period. For the nine months ended April 30, 2009, EPS grew 56 percent to $1.17 compared to $0.75 for the prior year’s comparable period. This year’s nine month EPS included $0.03 in net non-recurring charges related to the early retirement of debt coinciding with the Pop Secret acquisition in the first fiscal quarter, partially offset by the sale of emission reduction credits. Without these non-recurring items, fiscal year-to-date non-GAAP EPS was $1.20, 60 percent above the prior year’s comparable period.
“As our retail growth drives economies of scale and we continue to improve the company’s cost structure, it enables us to invest heavily in our brands and deliver greater value to our retail partners and consumers,” said Michael J. Mendes, President and CEO. “As a result, we achieved strong sales and profit growth which exceeded expectations for the quarter. Today, in reflection of these results, we are increasing full-year guidance that projects non-GAAP earnings will expand 44-49% as compared to last year.”
Net sales grew 11 percent to $111.0 million during the quarter compared to $100.0 million during the prior year’s comparable period. North American retail sales, which are the focus of the Company’s growth efforts, grew 37 percent as a result of a 108 percent increase in snack sales and a strong Easter promotion. For the nine months ended April 30, 2009, net sales grew 9 percent to $457.1 million compared to $418.3 million for the prior year.

Recent Highlights
•	Grocery channel sales remain strong.
•	For the 12-weeks ended April 18, 2009, Diamond’s culinary nut market share grew 110 basis points in U.S. food stores, reflecting strong promotional activities and the impact of increased distribution.

•	During the same period, Emerald’s food store sales grew 30 percent as a result of continued focus on improving distribution of core high-velocity items and quality merchandising.

•	Emerald’s national market share for the quarter was a record 7.4 percent, with a peak of nearly 9 percent during the last four weeks of the period.
•	Outside the grocery channel, Emerald’s robust sales growth was a result of strong performance of new products such as Breakfast on the Go, 100-calorie pack snacks and Cocoa Roast Almonds.

•	Three new “natural energy” television ads debuted during the Final Four games of the NCAA basketball tournament, and are continuing to air on both network and cable channels, including the “Dancing with the Stars” finale. Supplementing this effort, print ads featuring Emerald Cocoa Roast Almonds appeared in women’s and health magazines, as well as in high traffic public venues in key metro markets.

•	Pop Secret grocery sales continue to grow, reflecting the benefit the category is experiencing from more in-home entertaining during difficult economic times. A new creative campaign, including television commercials, is being developed and is expected to launch this fall.

•	Fiscal year-to-date adjusted EBITDA grew 59 percent to $47.9 million, which, when combined with our working capital management, enabled the Company to reduce debt outstanding by $80.4 million since the end of the first fiscal quarter when Pop Secret was acquired. The pro forma leverage ratio (debt divided by EBITDA as defined in the Company’s credit agreement) was below 1.9, which will keep the credit spread paid to lenders at 150 basis points on borrowings taking place during the fourth quarter.

•	A quarterly dividend of $0.045 per share was paid on April 29, 2009 to shareholders of record as of April 20, 2009.

Financial Results
Net sales by product line were:

	Three months ended			Nine months ended
		April 30,			April 30,
			% Prior			% Prior
(in thousands)	2009	2008	Year	2009	2008	Year

Culinary	$42,162	$43,218	-2%	$204,169	$188,058	9%
Snack	48,464	23,262	108%	134,155	61,437	118%
In-shell	349	(58)	nm	33,934	41,644	-19%

Total retail	90,975	66,422	37%	372,258	291,139	28%

Ingredient/Food Service	6,526	14,221	-54%	25,732	42,106	-39%
International	13,014	18,794	-31%	57,211	83,133	-31%
Other	495	572	-13%	1,923	1,966	-2%

Total non-retail	20,035	33,587	-40%	84,866	127,205	-33%

Total	$111,010	$100,009	11%	$457,124	$418,344	9%

For the three months ended April 30, 2009, gross profit as a percentage of net sales was 24.9 percent, a 760 basis point improvement over the prior year comparable period’s 17.3 percent. For the nine months ended April 30, 2009, gross profit as a percentage of net sales was 22.5 percent, a 590 basis point improvement over the prior year comparable period’s 16.6 percent. These improvements reflect a more profitable product mix of retail sales, greater scale in snacks, the net impact of normalizing input costs, manufacturing efficiency initiatives and the impact of eliminating low margin SKU’s in the snack, ingredient and international product lines.
For the three months ended April 30, 2009, selling, general and administrative expense (SG&A) was $12.5 million, which reflected the end of one-time transition costs associated with the Pop Secret purchase, as well as the normal seasonal pattern of broker commissions, which are linked to sales. For the nine months ended April 30, 2009, SG&A was $44.2 million, and SG&A as a percentage of net sales was 9.7 percent compared to 7.6 percent during the prior year comparable period and 8.2 percent for the full year of fiscal 2008. The increases as a percentage of net sales were primarily driven by costs associated with retail sales being a larger percentage of our business and transition costs related to the Pop Secret acquisition.
For the three months ended April 30, 2009, advertising expense was $9.0 million compared to $5.3 million during the prior year period and $6.2 million in the second quarter. The higher spending when compared to the second quarter reflects print and television media in support of Emerald.
The tax rate in the quarter was 43.3% and 38.1% year-to-date, reflecting discrete tax items recorded in the current quarter.
As of April 30, 2009, total debt was $125.6 million, which was a $9.5 million reduction from the second fiscal quarter and reflects strong cash flow generation from operations.

Fiscal 2009 Outlook
Financial guidance for the full-year of fiscal 2009 ending July 31 was updated as follows:
•	Net sales of $550 million to $565 million, compared to previous guidance of $535 million to $565 million;

•	Advertising expense of $27 million to $29 million, compared to previous guidance of $26 million to $29 million;

•	Non-GAAP EPS of $1.31 to $1.36, which excludes net non-recurring charges of about $0.03 per share. This compares to previous guidance of $1.27 to $1.34.
Conference Call
Diamond will host an investor conference call and web cast today, May 27, 2009 at 1:30 p.m. Pacific Time, to discuss these results. To participate in today’s call via telephone dial 888-724-9513 from the U.S./Canada or 913-312-0670 elsewhere and enter a conference ID of 455-7816. In order to listen to the call over the internet, visit the Company’s website at www.diamondfoods.com and select “Investor Relations.”
Archived audio replays of the call will be available on the Company’s website or via telephone. The latter will begin approximately three hours after the call’s conclusion and remain available through 4:30 p.m. Eastern Time on June 1, 2009. It can be accessed by dialing 888-203-1112 from the U.S./Canada or 719-457-0820 elsewhere. Both phone numbers require the conference ID listed above.
To receive email notification of future press releases from Diamond Foods, please visit http://investor.diamondfoods.com and select “email alerts.”

Financial Statements
Diamond’s financial results for the three and nine months ended April 30, 2009 and 2008 were as follows:
Summarized Statement of Operations

	Three months ended		Nine months ended
	April 30,		April 30,
(in thousands, except per share amounts)	2009	2008	2009	2008

Net sales	$111,010	$100,009	$457,124	$418,344
Cost of sales	83,366	82,685	354,445	349,044

Gross profit	27,644	17,324	102,679	69,300
Operating expenses:
Selling, general and administrative	12,545	9,931	44,231	31,760
Advertising	9,045	5,306	21,105	17,101

Total operating expenses	21,590	15,237	65,336	48,861

Income from operations	6,054	2,087	37,343	20,439
Interest expense	1,294	196	4,900	780
Other expense, net	—	—	898	—

Income before income taxes	4,760	1,891	31,545	19,659
Income taxes	2,060	785	12,005	7,537

Net income	$2,700	$1,106	$19,540	$12,122

Earnings per share:
Basic	$0.16	$0.07	$1.19	$0.76
Diluted	$0.16	$0.07	$1.17	$0.75
Shares used to compute earnings per share:
Basic	16,410	16,111	16,365	16,050
Diluted	16,733	16,120	16,692	16,072
Summarized Balance Sheet Data

	April 30,
(in thousands)	2009	2008

Cash & equivalents	$1,508	$25,631
Trade Receivables, net	41,703	46,346
Inventories	120,238	130,038
Current assets	179,166	208,391
PP&E, net	50,034	34,774
Other intangible assets, net	99,607	3,531
Goodwill	77,916	5,432
Current liabilities, excluding debt	110,919	91,082
Total debt	125,625	20,233

Non-GAAP Financial Information
Diamond has provided the following non-GAAP financial information for the nine months ended April 30, 2009 and 2008.

	Nine months ended
	April 30,
(in thousands)	2009	2008

Net sales	$457,124	$418,344
Cost of sales	354,445	349,044

Gross profit	102,679	69,300

Operating expenses:
Selling, general and administrative	44,231	31,760
Advertising	21,105	17,101

Total operating expenses	65,336	48,861

Income from operations	37,343	20,439
Interest expense	4,900	780

Non-GAAP income before income taxes	$32,443	$19,659

Reconciliation of income before income taxes to non-GAAP EPS:

	Nine months ended
	April 30,
(in thousands, except per share amounts)	2009	2008

GAAP income before income taxes	$31,545	$19,659
Adjustments to remove loss on extinguishment of debt and other credits	898	—

Non-GAAP income before income taxes	32,443	19,659

GAAP income taxes	12,005	7,537
Adjustment for tax effect of Non-GAAP adjustments	366	—

Non-GAAP income taxes	12,371	7,537

Non-GAAP net income	$20,072	$12,122

Non-GAAP EPS-diluted	$1.20	$0.75
Shares used in computing Non-GAAP EPS-diluted	16,692	16,072
Reconciliation of net income to Adjusted EBITDA:

	Nine months ended
	April 30,
(in thousands)	2009	2008

Net income	$19,540	$12,122
Income taxes	12,005	7,537

Income before income taxes	31,545	19,659
Other expense, net	898	—
Interest expense	4,900	780

Income from operations	37,343	20,439
Stock-based compensation expense	2,998	4,873
Depreciation and amortization	7,509	4,760

Adjusted EBITDA	$47,850	$30,072

About Diamond’s non-GAAP Financial Measures
This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.
Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they exclude amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods. Diamond’s non-GAAP financial measures include adjustments for the following items:
•	An early termination fee of $2.6 million was incurred in connection with the prepayment of Senior Notes replaced by a new Credit Facility primarily used to finance the acquisition of Pop Secret. Diamond excluded this charge because it is non-recurring and is not indicative of ongoing operations.

•	A $1.7 million gain on the sale of emission reduction credits that were primarily earned as a result of the closure of the Company’s cogeneration power facility in 2005. Diamond excluded this gain since it is non-recurring in nature and is not reflective of the operating results on an ongoing basis.

•	Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before net interest expense, income taxes, equity compensation, depreciation, amortization, and other non-operating and non-recurring expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.
Diamond’s management uses non-GAAP measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and gains required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view the business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Note regarding forward-looking statements
This release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including projections of Diamond’s results. Forward-looking statements necessarily depend on assumptions, data or methods that may be incorrect or imprecise and are subject to risks and uncertainties. Actual results could differ materially from projections made in this release. Some factors that could cause actual results to differ from our expectations include risks of integrating acquired businesses and entering markets in which we have limited experience, availability and pricing of raw materials, loss of key customers and an increase in competition. A more extensive list of factors that could materially affect our results can be found in Diamond’s periodic filings with the Securities and Exchange Commission. They are available publicly and on request from Diamond’s Investor Relations Department.
About Diamond
Diamond is a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond®, Emerald® and Pop Secret® brands.
Contacts
Bob Philipps
VP, Treasury & Investor Relations
415.445.7426
bphilipps@diamondfoods.com
Corporate Web Site: www.diamondfoods.com
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